Exhibit 99

  MemberWorks Closes $90 Million of Convertible Senior Subordinated
    Notes; Board Authorizes Additional 1 Million Share Repurchase

    STAMFORD, Conn.--(BUSINESS WIRE)--Sept. 30, 2003--MemberWorks Incorporated (Nasdaq: MBRS) announced today that it has closed the sale of $90 million aggregate principal amount of its 5.5% convertible senior subordinated notes ("Notes") due September 2010, to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The $90 million aggregate principal amount of Notes includes the exercise by the initial purchasers of their option to purchase an additional $15 million of Notes.
    The Notes will bear interest at the rate of 5.5% per year and will be payable in cash semi-annually in arrears on April 1 and October 1 of each year, with the first payment due on April 1, 2004. Holders of outstanding Notes may convert their Notes into shares of MemberWorks common stock at any time prior to maturity at an initial conversion price of approximately $40.37 per share, which is equivalent to an initial conversion rate of approximately 24.7739 shares per $1,000 principal amount of the Notes. The conversion price represents a 35% premium over the closing sale price of MemberWorks common stock on September 24, 2003.
    MemberWorks intends to use the net proceeds from this offering to fund the purchase price for up to 500,000 shares of its common stock that will be repurchased simultaneously with or after the issuance of the Notes, as well as for general corporate purposes, including mergers and acquisitions and additional repurchases of MemberWorks common stock under its stock buyback program.
    MemberWorks also announced today that its Board of Directors authorized the repurchase of an additional 1 million shares of its common stock under its ongoing stock buyback program. As a result, MemberWorks now has a total of approximately 1.3 million shares available for repurchase under its stock buyback program.
    Neither the Notes nor the shares of common stock issuable upon conversion of the Notes have been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
    This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of June 30, 2003, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC.

    CONTACT: MemberWorks Incorporated
             James B. Duffy, 203-324-7635
              or
             Sapphire Investor Relations, LLC
             Erica Mannion, 415-399-9345